ASSIGNMENT AND NOVATION AGREEMENT

This Assignment and Novation Agreement (the "**Agreement**") is made by and among Vellar Opportunity Fund SPV LLC – Series 3, a Delaware limited liability company ("**Assignor**"), Meteora Special Opportunity Fund I, LP, Meteora Capital Partners, LP and Meteora Select Trading Opportunities Master, LP (collectively, the "**Purchaser**" or "**Assignee**"), Aesther Healthcare Acquisition Corp., a Delaware corporation ("**Counterparty**") and Ocean Biomedical, Inc., a Delaware corporation ("**Target**") as of February 13, 2023. The Assignor, the Purchaser, the Counterparty and the Target are sometimes referred to in this Agreement singly as a "**Party**" or collectively as the "**Parties.**"

RECITALS

WHEREAS, the Assignor, the Counterparty and the Target (collectively, the "**FPA Parties**") are a party to that certain Forward Purchase Agreement Confirmation, dated as of February 10, 2023 (the "**Forward Purchase Agreement**"), a copy of which is attached hereto as **Exhibit A**, wherein Assignor agreed to enter into a Share Forward Transaction as defined in the 2002 ISDA Equity Derivatives Definitions (the "**Transaction**"), with a Maximum Number of Shares equal to 8,000,000 shares of the Counterparty's Class A ordinary shares, par value $0.0001 per share ("**Shares**");

WHEREAS, Assignor desires to assign to the Purchaser, and the Purchaser wishes to acquire, all of Assignor's rights, duties and obligations under the Forward Purchase Agreement with respect to 2,666,667 Shares in the Transaction (the "**Novated Amount**"); and

WHEREAS, capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Forward Purchase Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in consideration of the mutual premises and agreements contained in this Agreement, and intending to be legally bound, the Parties agree as follows.

1. Assignment.

1.1 Upon execution hereof, the Assignor hereby assigns to Assignee all of Assignor's rights, duties and obligations under the Forward Purchase Agreement with respect to the Novated Amount (excluding all rights to the Break-Up Fee and the Reimbursement of Legal and Other Expenses, but including, for the avoidance of doubt, the Share Consideration), which constitutes 33.3% of the Maximum Number of Shares, and Purchaser hereby accepts the assignment and assumes all of Assignor's obligations under the Forward Purchase Agreement in respect of the Novated Amount, subject to the terms and conditions of this Agreement.

1.2 Assignor and Purchaser agree not to act together for the purpose of acquiring, holding, voting or disposing of any of the Shares, and are not entering into this Agreement for the purpose of, nor with the effect of, changing or influencing

control of the Counterparty.

1.3 urchaser shall not be assigned any of Assignor's rights to Break-Up Fees, which shall remain payable to Assignor pursuant to the Forward Purchase Agreement.

1.4 Purchaser shall not be reimbursed for any legal fees and expenses incurred by Purchaser in connection with the Transaction.

1.5 Any fees payable by any Party in connection with the assignment and novation hereunder shall be subject to a separate agreement between such Parties.

2. Novation.

2.1 The Target, the Counterparty and the Assignor are each released and discharged from further obligations to each other under the Forward Purchase Agreement with respect to the Novated Amount and their respective rights against each other thereunder are cancelled (including a corresponding reduction in the Maximum Share Amount relating to Assignor by the amount of the Novated Amount).

2.2 Unless otherwise set forth herein, the Counterparty and the Target, taking the same position pursuant to the Forward Purchase Agreement with respect to the Novated Amount as they took in the Transaction prior to this Agreement, and the Purchaser, taking the position taken by the Assignor pursuant to the Forward Purchase Agreement with respect to the Novated Amount as it took in the Transaction prior to this Agreement, each undertake the liabilities and obligations towards the other and acquire rights against each other pursuant to the Forward Purchase Agreement with respect to the Novated Amount and with terms identical to the terms set forth therein.

3. Representations and Warranties of Assignor. Assignor hereby represents and warrants as follows.

3.1 The Forward Purchase Agreement is in full force and effect. Entry into this Agreement does not constitute a default under or breach of or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation under the Forward Purchase Agreement.

3.2 Assignor has all requisite corporate power and authority to enter into and perform this Agreement and to consummate the Assignment contemplated pursuant to the terms of this Agreement. Upon execution and delivery hereof, this Agreement shall be a legal, valid and binding agreement of Assignor, enforceable against Assignor in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other laws affecting creditors' rights and by general principles of equity.

3.3 There are no claims, actions, suits or proceedings pending or threatened against Assignor which, if determined adversely to Assignor, would materially and adversely affect the Assignor's ability to perform its obligations under this Agreement.

3.4 No consent, approval or ment of any individual or entity is required to be obtained by Assignor in connection with the execution and performance by Assignor of this Agreement or the execution and performance by Assignor of any agreements, instruments or other obligations entered into in connection with this Agreement.

3.5 No consent, approval or agreement of any individual or entity is required to be obtained by Assignor in connection with the execution and performance by Assignor of this Agreement.

4. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants as follows.

4.1 Purchaser has all requisite corporate power and authority to enter into and perform this Agreement and to consummate the Assignment contemplated pursuant to the terms of this Agreement. Upon execution and delivery hereof, this Agreement shall be a legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other laws affecting creditors' rights and by general principles of equity.

4.2 There are no claims, actions, suits or proceedings pending or threatened against Purchaser which, if determined adversely to Purchaser, would materially and adversely affect Purchaser's ability to perform its obligations under this Agreement.

4.3 No consent, approval or agreement of any individual or entity is required to be obtained by Purchaser in connection with the execution and performance by Purchaser of this Agreement or the execution and performance by Purchaser of any agreements, instruments or other obligations entered into in connection with this Agreement.

5. Benefit and Assignments. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided that no Party shall assign or transfer all or any portion of this Agreement without the prior written consent of each other Party, and any such attempted assignment shall be null and void and of no force or effect.

6. No Affiliation. Assignor and Purchaser, and each other person that is directly or indirectly through one or more intermediates controlling or controlled by or under common control with the Assignor and Purchaser, as the case may be, are not to be considered, and shall not become or be considered, an "affiliate" (as defined in Rule 144 under the Securities Act) of such other Party at any time during the term of the Transaction.

7. Jurisdiction and Venue. The Parties agree that this Agreement shall be construed solely in accordance with the laws of the State of New York, notwithstanding its choice or conflict of law principles, and any proceedings arising among the Parties in any matter pertaining

or related to this Agreement shall, to the extent permitted by law, be heard solely in the State and/or Federal courts located in New York City.

8. Headings. The paragraph headings of this Agreement are for convenience of reference only and do not form a part of the terms and conditions of this Agreement or give full notice thereof.

9. Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10. Entire Agreement. This Agreement contains the entire understanding between the Parties, no other representations, warranties or covenants having induced the Parties to execute this Agreement, and supersedes all prior or contemporaneous agreements with respect to the subject matter hereof. This Agreement may not be amended or modified in any manner except by a written agreement duly executed by the Party to be charged, and any attempted amendment or modification to the contrary shall be null and void and of no force or effect.

11. Counterparts. This Agreement may be executed in any number of counterparts by original, facsimile or email signature. All executed counterparts shall constitute one Agreement not withstanding that all signatories are not signatories to the original or the same counterpart. Facsimile and scanned signatures are considered original signatures.

12. Legal Fees. Each Party will bear its own legal expenses in the execution of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

ASSIGNOR

VELLAR OPPORTUNITY FUND SPV LLC – SERIES 3

By: ______________________
Name: Solomon Cohen
Title: Authorized Representative

Name, address and email for notice:

ASSIGNEE/PURCHASER

METEORA SPECIAL OPPORTUNITY FUND I, LP;
METEORA CAPITAL PARTNERS, LP; AND
METEORA SELECT TRADING OPPORTUNITIES MASTER, LP

By: ______________________
Name: Vikas Mittal
Title: Managing Member

Name, address and email for notice:
team@meteoracapital.com
1200 N Federal Hwy, Ste 200
Boca Raton, FL 33432

COUNTERPARTY

AESTHER HEALTHCARE ACQUISITION CORP.

DocuSigned by:
By: ______________________
DC6C91CE98BC40B...

Name: Suren Ajjarapu
Title: Chief Executive Officer

Name, address and email for notice:
suren@aestherhealthcarespac.com

TARGET

OCEAN BIOMEDICAL, INC.

DocuSigned by:
By: ______________________
3875E2B3A8D3427...
Name: Chirinjeev Kathuria
Title: Executive Chairman

Name, address and email for notice:
ckathuria@oceanbiomedical.com

EXHIBIT A